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                                                            EXHIBIT 10(b)(xxxii)

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT ("Agreement") is made by and between Anadarko Petroleum Corporation, a Delaware corporation (the "Company"), and James T. Hackett (the "Executive"), as of February 5, 2004.

                                   WITNESSETH:

         WHEREAS, the Company is desirous of employing the Executive in an executive capacity on the terms and conditions, and for the consideration, hereinafter set forth, and the Executive is desirous of being employed by the Company on such terms and conditions and for such consideration;

         NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and the Executive agree as follows:

                                   ARTICLE 1
                              EMPLOYMENT AND DUTIES

         1.1 Employment; Effective Date. The Company agrees to employ the Executive and the Executive agrees to be employed by the Company, beginning as of December 3, 2003 (the "Effective Date") and continuing for the period of time set forth in Article 2 of this Agreement, subject to the terms and conditions of this Agreement.

         1.2 Positions. Effective as of the Effective Date, the Company shall cause the Executive to be appointed as President and Chief Executive Officer of the Company. The Company shall maintain the Executive in such positions, and/or in such other positions as the parties mutually may agree, for the full term of the Executive's employment hereunder. In addition, effective as of the Effective Date, the Company shall cause the Executive to be appointed as a member of the Board of Directors of the Company (the "Board of Directors"), and shall nominate the Executive for election and re-election to the Board of Directors as and when his term expires while he remains employed under this Agreement.

         1.3 Duties and Services. The Executive agrees to serve in the position(s) referred to in paragraph 1.2 and to perform diligently and to the best of his abilities the duties and services appertaining to such offices, as well as such additional duties and services appropriate to such offices upon which the parties mutually may agree from time to time. The Executive's employment shall also be subject to the policies maintained and established by the Company, as the same may be amended from time to time.

         1.4 Other Interests. The Executive agrees, during the period of his employment by the Company, to devote his primary business time, energy and best efforts to the business and affairs of the Company and its affiliates and not to engage, directly or indirectly, in any other business or businesses, whether or not similar to that of the Company, except with the consent of the Board of Directors. The foregoing notwithstanding, the parties recognize and agree that the Executive may engage in passive personal investments and other civic and charitable activities

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that do not conflict with the business and affairs of the Company or interfere with the Executive's performance of his duties hereunder without the necessity of obtaining the consent of the Board of Directors. Notwithstanding the foregoing, the Company acknowledges that the Executive may continue to serve as a member of board of directors of the Federal Reserve Bank of Dallas, Houston Branch, Fluor Corporation, and Temple-Inland Inc., and the Executive agrees that if the Board of Directors determines that continued service with one or more of these entities is inconsistent with the Executive's duties hereunder and gives written notice of such to the Executive, the Executive will resign from such position(s).

         1.5 Duty of Loyalty. The Executive acknowledges and agrees that the Executive owes a fiduciary duty of loyalty, fidelity, and allegiance to use his reasonable best efforts to act at all times in the best interests of the Company. In keeping with these duties, the Executive shall make full disclosure to the Company of all business opportunities pertaining to the Company's business and shall not appropriate for the Executive's own benefit business opportunities concerning the subject matter of the fiduciary relationship.

         1.6 Stock Ownership Requirement. The Executive shall generally be expected to maintain ownership of shares of the Company's common stock ("Shares") having a value equal to five times his annual base salary as in effect from time to time. Unvested shares of restricted stock (including without limitation the Initial Restricted Stock, as defined in paragraph 3.5 below) will be credited towards this requirement. The Executive shall be required to obtain the prior approval of the Board of Directors before selling Shares, if the sale would reduce his ownership below this required level, except to the extent the sale is necessary in order to cover the exercise price for exercise of options to acquire Shares ("Options") or taxes due on such exercise or on the vesting of restricted Shares or other awards based on Shares.

                                   ARTICLE 2
                       TERM AND TERMINATION OF EMPLOYMENT

         2.1 Term. Unless sooner terminated pursuant to other provisions hereof, the Company agrees to employ the Executive for the period beginning on the Effective Date and ending on the third anniversary of the Effective Date. Except as otherwise provided in paragraph 2.4, beginning with the first anniversary of the Effective Date, said term of employment shall be extended automatically for an additional successive one-year period as of each anniversary date of the Effective Date that occurs while this Agreement is in effect; provided, however, that if, at any time prior to any such anniversary date of the Effective Date, either party shall give written notice to the other that no such automatic extension shall occur, then the Executive's employment shall terminate on the last day of the two-year period beginning on the anniversary date of the Effective Date that next occurs after such notice is given.

         2.2 Company's Right to Terminate. Notwithstanding the provisions of paragraph 2.1, the Company shall have the right to terminate the Executive's employment under this Agreement at any time before the expiration of the term provided for in paragraph 2.1, for any of the following reasons:

                  (i) upon the Executive's death;


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                  (ii) upon the Executive's becoming incapacitated by accident, sickness or other circumstance which renders him mentally or physically incapable of performing the duties and services required of him hereunder on a full-time basis with reasonable accommodation for a period of at least 120 consecutive days or for a period of 180 business days during any twelve-month period ("Disability");

                  (iii) for "Cause," which for purposes of this Agreement shall mean (A) the Executive's gross negligence, gross neglect or willful misconduct in the performance of the duties required of him hereunder,
         (B) the Executive's commission of a felony that is expected to result in a material adverse effect on the Company, or (C) the Executive's material breach of any material provision of this Agreement; or

                  (iv) for any other reason whatsoever, in the sole discretion of the Board of Directors.

A termination of the Executive's employment by the Company pursuant to clause
(iv) above is referred to as a "Without Cause Termination." The termination of the Executive's employment by the Company pursuant to subclause (A) or (C) of clause (iii) above shall not be deemed to be for Cause, and will be treated as a Without Cause Termination, unless the Company has first provided written notice to the Executive specifically identifying the conduct on which the termination is based, and the Executive has failed to cure such conduct within 10 business days after such notice is given. Any termination of the Executive's employment by the Company for Cause shall be effective only upon delivery to the Executive of a certified copy of a resolution of the Board of Directors, adopted by the affirmative vote of a majority of the entire membership of the Board of Directors (excluding the Executive) following a meeting at which the Executive was given an opportunity to be heard on at least five business days' advance notice, finding that the Executive was guilty of the conduct constituting Cause, and specifying the particulars thereof.

         2.3 Executive's Right to Terminate. Notwithstanding the provisions of paragraph 2.1, the Executive shall have the right to terminate his employment under this Agreement at any time before the expiration of the term provided for in paragraph 2.1, for any of the following reasons:

                  (i) for (A) the Company's assignment to the Executive of any duties inconsistent in any material respect with the positions of President and Chief Executive Officer, or any other action by the Company that results in a material diminution of the Executive's position, duties, or authority, (B) the Company's failure to appoint or reappoint the Executive to the positions of President and Chief Executive Officer or to nominate him for election or re-election to the Board as required by paragraph 1.2, (C) the Company's material breach of any other material provision of this Agreement; (D) the Company's requiring the Executive to be based at any office outside the Woodlands, Texas and Houston, Texas metropolitan areas; or (E) the Company's giving a notice of nonrenewal of the term of employment pursuant to paragraph 2.1 before the Executive's attainment of age 55; provided, however, that, prior to the Executive's termination of employment under any of clauses (A) through (D) of this paragraph 2.3(i), the Executive must give written notice to the Company of any such breach, assignment or failure and


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         such breach, assignment or failure must remain uncorrected for 10 business days following such written notice; or

                  (ii) for any other reason whatsoever, in the sole discretion of the Executive.

A termination of the Executive's employment by the Executive pursuant to clause
(i) above is referred to as a "Good Reason Termination."

         2.4 Notice of Termination. If the Company or the Executive desires to terminate the Executive's employment hereunder at any time prior to expiration of the term of employment as provided in paragraph 2.1, it or he shall do so by giving written notice to the other party that it or he has elected to terminate the Executive's employment hereunder and stating the effective date and reason for such termination, provided that no such action shall alter or amend any other provisions hereof or rights arising hereunder, including, without limitation, the provisions of Article 4 hereof. No further renewals of the term of employment under this Agreement shall occur pursuant to paragraph 2.1 after the giving of any such notice.

         2.5 Resignations. Notwithstanding any other provision of this Agreement, upon the termination of the Executive's employment for any reason, unless otherwise requested by the Board of Directors, he shall immediately resign from the Board of Directors and from all boards of directors of subsidiaries and affiliates of the Company of which he may be a member. The Executive hereby agrees to execute any and all documentation of such resignations upon request by the Company, but he shall be treated for all purposes as having so resigned upon termination of his employment, regardless of when or whether he executes any such documentation.

                                   ARTICLE 3
                            COMPENSATION AND BENEFITS

         3.1 Base Salary. During his employment hereunder, the Executive shall receive a minimum annual base salary of $1,100,000. The Compensation Committee of the Board of Directors (the "Compensation Committee") shall review the Executive's annual base salary on an annual basis and may, in its sole discretion, increase, but not decrease, the Executive's annual base salary. The Executive's annual base salary shall be paid in equal installments in accordance with the Company's standard policy regarding payment of compensation to executives but no less frequently than monthly.

         3.2 Signing Bonus. On January 2, 2004, the Company shall pay the Executive a signing bonus in the amount of $1,000,000.

         3.3 Annual Bonuses. For the 2004 calendar year and subsequent calendar years ending during his employment hereunder, the Executive shall be eligible to receive an annual cash bonus under the Company's Annual Incentive Bonus Plan or a successor plan (the "Bonus Plan"), in an amount determined by the Compensation Committee, based on performance goals established by the Compensation Committee in accordance with the terms of the Plan, and with a target (the "Incentive Target") of not less than 120% of the Executive's annual base salary as in effect at the beginning of the calendar year, but subject to a maximum annual cash bonus of 200% of the Incentive Target (that is, 240% of the annual base salary) for the year.


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         3.4 Initial Stock Option. On the Effective Date, the Company shall grant the Executive a non-qualified Option (the "Initial Option") to purchase 250,000 Shares pursuant to the Company's 1999 Stock Incentive Plan (the "SIP"). The purchase price for each Share subject to the Initial Option shall be equal to the Fair Market Value (as such term is defined in the SIP) of a Share as of the Effective Date. Subject to the terms of the SIP and paragraphs 7.2 and 7.3 of this Agreement, the Initial Option shall (i) have a ten-year term, (ii) become exercisable as to half of the Shares subject thereto on the second anniversary of the Effective Date, and as to the remaining Shares subject thereto on the fourth anniversary of the Effective Date, provided in each case that the Executive remains employed by the Company on such anniversary, and
(iii) have other terms and conditions consistent with the normal terms and conditions on which the Company grants stock options under the SIP to its senior executives.

         3.5 Initial Restricted Stock Awards. The Company shall grant the Executive a restricted stock award under the SIP covering 200,000 Shares (the "Initial Restricted Stock") under the SIP. Subject to the terms of the SIP and paragraphs 7.2 and 7.3 of this Agreement, the Initial Restricted Stock shall vest in four equal installments on each of the first four anniversaries of the Effective Date, provided in each case that the Executive remains employed by the Company on such anniversary.

         3.6 Performance Unit Awards. As soon as reasonably practicable after the Effective Date, subject to the approval of of the Compensation Committee, the Executive shall be granted performance units under the SIP (the "Performance Units" and, together with the Initial Option and the Initial Restricted Stock, the "Initial Equity Awards") with the terms and conditions set forth below in this paragraph 3.6 and such other terms and conditions as the Compensation Committee shall approve. The Performance Units shall represent the opportunity to receive 80,000 Shares at the target level of performance, and 160,000 Shares at the maximum level of performance, with half of such amounts to be earned (or forfeited) based upon the Company's total shareholder return from the Effective Date through the second anniversary of the Effective Date and the remaining half to be earned (or forfeited) based upon the Company's total shareholder return from the Effective Date through the fourth anniversary thereof (these two periods being referred to as the "Performance Periods"), provided that the Executive remains employed by the Company through the end of the applicable Performance Period. If the Executive's employment is terminated in a Without Cause Termination or a Good Reason Termination before the end of either or both of the Performance Periods, he shall receive a pro-rata number of Shares, at the target level, in full settlement of the Performance Units for the incomplete Performance Period(s). If a Change of Control, as defined in the SIP, occurs during either or both of the Performance Periods, the Executive shall receive the maximum number of Shares in full settlement of the Performance Units for the incomplete Performance Period(s).

         3.7 Adjustments to Initial Equity Awards. Notwithstanding the provisions of paragraphs 3.4, 3.5 and 3.6, if, before the grant of any of the Initial Equity Awards, there occurs an event that results in an adjustment to equity awards generally pursuant Section 4(d) of the SIP, the foregoing requirements for such Initial Equity Awards (including without limitation the number of Shares subject thereto) shall be adjusted accordingly.

         3.8 Subsequent Equity Awards. The Initial Equity Awards are intended to represent the Executive's equity awards for the initial two years of his employment by the Company.


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Thereafter during his employment hereunder, the Executive shall be eligible for equity awards in accordance with normal competitive pay practices, on a basis no less favorable than the Company's other senior executives, as determined by the Compensation Committee.

         3.9 Special Compensation. In recognition of the loss of his entitlement to certain payments from his prior employer that would have become payable to him as of May 1, 2004, the Company will pay the Executive the sum of $5,700,000 (the "Special Payment") on May 1, 2004; provided, that if the Executive's employment is terminated before May 1, 2004 in a Without Cause Termination or a Good Reason Termination or as a result of his death or Disability, the Company shall pay the Special Payment to him or his estate, as applicable, as soon as practicable thereafter; and provided, further, that in the event the Executive's employment terminates for any other reason before May 1, 2004, he will forfeit his right to the Special Payment.

         3.10 Special Pension Service Crediting. If the Executive remains employed by the Company at least until the fifth anniversary of the Effective Date, the Executive shall be entitled to a special pension benefit from the Company, such that his aggregate benefits under the Company's Retirement Plan and Retirement Restoration Plan and any successors thereto (collectively, the "Pension Plans"), plus the special pension benefit under this paragraph 3.10, are equal to the aggregate benefits to which he would have been entitled under the Pension Plans, if his years of service with the Company (but not his age) were increased by five plus the number of his actual years of service with the Company in excess of five (if any). The special pension benefit payable under this paragraph 3.10 shall be paid at the same time or times as the Executive's benefit under the Pension Plans.

         3.11 Other Benefits. During his employment hereunder, the Executive shall be afforded the following benefits as incidences of his employment:

                  (i) Business and Entertainment Expenses. Subject to the Company's standard policies and procedures with respect to expense reimbursement as applied to its executive employees generally, the Company shall reimburse the Executive for, or pay on behalf of the Executive, reasonable and appropriate expenses incurred by the Executive for business related purposes, including dues and fees to industry and professional organizations and costs of entertainment and business development.

                  (ii) Vacation. During each year of his employment, the Executive shall be entitled to five weeks of paid vacation in accordance with the Company's vacation policy, as in effect from time to time.

                  (iii) Employee and Executive Benefits Generally. The Executive shall be eligible for participation in all employee and executive benefits, including without limitation qualified and supplemental retirement, savings and deferred compensation plans, medical and life insurance plans, and other fringe benefits, as in effect from time to time for the Company's most senior executives.


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                                   ARTICLE 4
                           PROTECTION OF INFORMATION

         4.1 Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliates, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or any of its affiliates and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement) (referred to herein as "Confidential Information"). Following the termination of the Executive's employment with the Company for any reason, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such Confidential Information to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this paragraph 4.1 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement. Also, within 14 days after the termination of Executive's employment for any reason, the Executive shall return to Company all documents and other tangible items containing Company information which are in the Executive's possession, custody or control.

         4.2 Remedies. The Executive acknowledges that money damages would not be sufficient remedy for any breach of this Article by the Executive, and the Company shall be entitled to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article, but shall be in addition to all remedies available at law or in equity to the Company, including the recovery of damages from the Executive and his agents involved in such breach and remedies available to the Company pursuant to this and other agreements with the Executive.

                                   ARTICLE 5
                       NONCOMPETITION AND NONSOLICITATION

         5.1 In General. As part of the consideration for the compensation and benefits to be paid to the Executive hereunder; to protect the trade secrets and confidential information of the Company and its affiliates that have been and will in the future be disclosed or entrusted to the Executive, the business good will of the Company and its affiliates that has been and will in the future be developed in the Executive, or the business opportunities that have been and will in the future be disclosed or entrusted to the Executive by the Company and its affiliates; and as an additional incentive for the Company to enter into this Agreement, the Company and the Executive agree to the noncompetition and the nonsolicitation obligations hereunder.

         5.2 Noncompetition. The Executive shall not, directly or indirectly for the Executive or for others, in any geographic area or market where the Company or any of its affiliates are conducting any business or have during the previous twelve months conducted such business:

                  (i) engage in any business competitive with the oil and gas exploration and production business activity conducted by the Company and its affiliates (the "Business"); or


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                  (ii) render advice or services to, or otherwise assist, any other person, association, or entity who is engaged, directly or indirectly, in any business competitive with the Business.

For these purposes, if less than 33% of the revenues of any business is derived from activities competitive with the Business, the first business shall not be considered to be competitive with the Business. These noncompetition obligations shall apply (A) during the period that the Executive is employed by the Company,
(B) except as provided in the next sentence, during the one-year period after a Without Cause Termination or a Good Reason Termination, and (C) if the Executive terminates his employment with the Company other than in a Good Reason Termination within two years after the Effective Date, during the one-year period commencing on the date of the Executive's termination of employment. If there occurs a Without Cause Termination or a Good Reason Termination and the Executive provides the Company with a written waiver of his right to receive the Severance Payment and the Pension Credit provided for as part of his Termination Benefits (as those terms are defined in paragraph 7.2), then these noncompetition obligations shall immediately cease to apply.

         5.3 Nonsolicitation. The Executive shall not, directly or indirectly for the Executive or for others, in any geographic area or market where the Company or any of its affiliates are conducting any business or have during the previous twelve months conducted such business, induce any employee of the Company or any of its affiliates to terminate his or her employment with the Company or such affiliates, or hire or assist in the hiring of any such employee by any person, association, or entity not affiliated with the Company, unless such employee has terminated employment with the Company and its affiliates before such solicitation. These nonsolicitation obligations shall apply during the period that the Executive is employed by the Company and during the one-year period commencing on the date of the Executive's termination of employment for any reason. Notwithstanding the foregoing, the provisions of this paragraph 5.3 shall not restrict the ability of the Company to take actions with respect to the employment or the termination of employment of any of its employees, or for the Executive to participate in any such actions in his capacity as an officer of the Company.

         5.4 Enforcement and Remedies. The Executive acknowledges that money damages would not be sufficient remedy for any breach of this Article by the Executive, and the Company shall be entitled to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article, but shall be in addition to all remedies available at law or in equity to the Company, including without limitation, the recovery of damages from the Executive and the Executive's agents involved in such breach and remedies available to the Company pursuant to this and other agreements with the Executive.

         5.5 Reformation. It is expressly understood and agreed that the Company and the Executive consider the restrictions contained in this Article to be reasonable and necessary to protect the proprietary information of the Company. Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such court so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.


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                                   ARTICLE 6
                          STATEMENTS CONCERNING COMPANY



         6.1 In General. The Executive and the Company and its affiliates shall refrain from any criticisms or disparaging comments about each other or in any way relating to the Executive's employment or separation from employment; provided, however, that nothing in this Agreement shall apply to or restrict in any way the communication of information by the Company or any of its affiliates or the Executive to any state or federal law enforcement agency or require notice to the Company or the Executive thereof, and none of the Executive, the Company or any of its affiliates will be in breach of the covenant contained above solely by reason of testimony or disclosure which is compelled by applicable law or regulation or process of law. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded under this provision are in addition to any and all rights and remedies otherwise afforded by law.

                                   ARTICLE 7
                      EFFECT OF TERMINATION ON COMPENSATION

         7.1 By Expiration. If the Executive's employment hereunder shall terminate upon expiration of the term provided in paragraph 2.1 hereof, then all compensation and all benefits to the Executive hereunder shall terminate contemporaneously with termination of his employment except to the extent this Agreement or any plan or arrangement of the Company provides for vested benefits or continuation of benefits beyond termination of employment.

         7.2 By the Company. If the Executive's employment hereunder shall be terminated by the Company prior to expiration of the term provided in paragraph 2.1, then, upon such termination, regardless of the reason therefor, all compensation and benefits to the Executive hereunder shall terminate contemporaneously with the termination of such employment, except to the extent this Agreement or any plan or arrangement of the Company provides for vested benefits or continuation of benefits beyond termination of employment; provided, however, that in the event of a Without Cause Termination, the Company shall provide the Executive with the Termination Benefits, except as provided in the last sentence of paragraph 5.2. For purposes of this Agreement, the term "Termination Benefits" shall mean the following: (i) the Company shall pay the Executive, in a single lump sum in cash (the "Severance Payment") within five business days after the date of the termination of his employment, the base salary, at the rate then in effect pursuant to paragraph 3.1, that he would have been entitled to receive if he had remained employed for the unexpired portion of the term set forth in paragraph 2.1, as in effect immediately before the Executive's termination (the "Remaining Term"); (ii) the Initial Option and any other Options that may have been granted to the Executive, to the extent then outstanding, shall be vested in full upon the Executive's termination of employment and shall remain exercisable thereafter for the period provided pursuant to the terms thereof, which period shall not be less than twelve months (but in no event shall any Option be exercisable after the expiration of its full original term); (iii) any portion of the Initial Restricted Stock and any other restricted Shares that may have been granted to the Executive that have not yet vested shall vest in full upon the Executive's termination of employment; (iv) within five business days after the date of the Executive's termination of employment, the Company shall pay to the Executive a lump sum cash payment equal to the product of the Executive's Incentive Target set forth in


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paragraph 3.3 multiplied by the Executive's annual base salary at the time of such termination prorated for the number of months in the performance year of the Executive's termination of employment that have elapsed prior to such termination; (v) the Executive shall be treated, for purposes of determining his years of service for, and his right to receive (but not the timing of his receipt of) his special pension benefit under paragraph 3.10, as having remained employed for the Remaining Term (the "Pension Credit"); and (vi) during the period, if any (but in no event for more than 18 months after the date of the Executive's termination of employment), that the Executive elects to continue coverage for himself and any of his eligible dependents under the Company's group health plans pursuant to the continuation of coverage provisions contained in Sections 601 through 608 of the Employee Retirement Income Security Act of 1974, as amended, the Executive's premiums for such coverage shall be no greater than that charged by the Company generally to its active executive employees for coverage under such plans.

         7.3 By Executive. If the Executive's employment hereunder shall be terminated by the Executive prior to expiration of the term provided in paragraph 2.1, then, upon such termination, regardless of the reason therefor, all compensation and benefits to the Executive hereunder shall terminate contemporaneously with the termination of such employment, except to the extent this Agreement or any plan or arrangement of the Company provides for vested benefits or continuation of benefits beyond termination of employment; provided, however, that if such termination shall be a Good Reason Termination, then the Company shall provide the Executive with the Termination Benefits, except as provided in the last sentence of paragraph 5.2.

         7.4 No Duty to Mitigate Losses. The Executive shall have no duty to find new employment following the termination of his employment under circumstances which require the Company to provide the Termination Benefits to the Executive pursuant to this Article 7. Any salary or remuneration received by the Executive from a third party for the providing of personal services (whether by employment or by functioning as an independent contractor) following the termination of his employment shall not reduce the Company's obligation (if any) to provide the Termination Benefits (or the amount of such benefits) pursuant to the terms of this Article 7. Notwithstanding the preceding sentence, if, and to the extent that, following the termination of his employment under circumstances pursuant to which this Article 7 apply, the Executive becomes entitled to receive benefits from a third party that are comparable to the Termination Benefits set forth in paragraph 7.2(vi), the Company's obligation to provide such Termination Benefits to the Executive shall cease.

         7.5 Liquidated Damages. In light of the difficulties in estimating the damages for an early termination of this Agreement, the Company and the Executive hereby agree that the Termination Benefits, if any, to be received by the Executive pursuant to this Article 7 shall be received by the Executive as liquidated damages.

         7.6 Incentive and Deferred Compensation. This Agreement governs the rights and obligations of the Executive and the Company with respect to the Executive's base salary and certain perquisites of employment. Except as expressly provided herein, the Executive's rights and obligations both during the term of his employment and thereafter with respect to stock options, restricted stock, incentive and deferred compensation, life insurance policies insuring the life of the Executive, and other benefits under the plans and programs maintained by the


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Company shall be governed by the separate agreements, plans and other documents and instruments governing such matters. Without limiting the scope of the preceding sentence, the Executive acknowledges that he has no right to grants of stock options or restricted stock either under the stock plans maintained by the Company or otherwise other than (i) as provided in paragraphs 3.4, 3.5, 3.6, 3.7 and 3.8 hereof or (ii) in the discretion of the Compensation Committee or the Board of Directors.

                                   ARTICLE 8
                                  MISCELLANEOUS

         8.1 Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered, when delivered by facsimile with printed confirmation, or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

           If to the Company:        Anadarko Petroleum Corporation
                                     1201 Lake Robbins Drive
                                     The Woodlands, Texas  77380

                                     Attention: Vice President, General Counsel

           If to the Executive to:   James T. Hackett
                                     Houston, Texas  77019

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.

         8.2 Applicable Law. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas.

         8.3 No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time, except as specifically provided in the last sentence of paragraph 5.2.

         8.4 Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

         8.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.


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

         8.6 Withholding of Taxes and Other Employee Deductions. The Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to the Company's employees generally.

         8.7 Headings. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

         8.8 Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

         8.9 Affiliate. As used in this Agreement, the term "affiliate" shall mean any entity which owns or controls, is owned or controlled by, or is under common ownership or control with, the Company.

         8.10 Assignment. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company, by merger or otherwise. Except as provided in the preceding sentence, this Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit, or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party.

         8.11 Term. Except as provided in paragraphs 8.13 and 8.15 below: (a) this Agreement has a term co-extensive with the term of employment provided in paragraph 2.1; (b) termination of this Agreement shall not affect any right or obligation of any party which is accrued or vested prior to such termination; and (c) without limiting the scope of the foregoing clause (b), the provisions of Articles 4, 5, 6 and 7 shall survive any termination of the employment relationship and/or of this Agreement.

         8.12 Entire Agreement. Except as provided in paragraph 8.13 below, the written benefit plans and programs and agreements referenced in Article 3 or any signed written agreement contemporaneously or hereafter executed by the Company and the Executive, this Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of the Executive by the Company. Without limiting the scope of the preceding sentence, all prior understandings and agreements among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.

         8.13 Change of Control Agreement. As soon as practicable after the execution of this Agreement, the Company and the Executive shall enter into a Key Employee Change of Control Agreement (the "Change of Control Agreement"), which shall be in the Company's standard form thereof except that it shall incorporate the provisions of paragraphs 3.6, 3.9, 3.10 and 8.15 hereof and the severance benefits thereunder shall include those described in clauses (ii),
(iii) and (v) of the definition of Termination Benefits contained in paragraph
7.2 hereof. Notwithstanding any other provision of this Agreement, this Agreement shall terminate and be of no further force or effect upon the Effective Date of the Change of Control Agreement.

         8.14 Representation By Executive. The Executive hereby represents and warrants to the Company that, as of the Effective Date and as of the date of execution of this Agreement, he is not a party to any employment or other agreement with any third party which would preclude him from accepting employment with the Company and performing his obligations under this Agreement.

         8.15 Indemnification. The Company agrees to indemnify the Executive with respect to any acts or omissions he may commit during the period during which he is an officer, director and/or employee of the Company or any affiliate thereof, and to provide him with coverage under any directors' and officers' liability insurance policies, in each case on terms not less favorable than those provided to any of its other directors and officers as in effect from time to time.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the year and date first above written, to be effective as of the Effective Date.

                                         ANADARKO PETROLEUM CORPORATION


                                         By:
                                             ----------------------------------
                                         Name: Richard A. Lewis
                                         Title: Vice President, Human Resources




                                         --------------------------------------
                                         James T. Hackett











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